INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS AND APPOINTMENTS

HOUSTON, TEXAS, December 21, 2020/PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today announced the following executive management promotions and appointments:

•Philip A. Dalrymple has been promoted to Senior Vice President – Operations. Mr. Dalrymple previously served as the Company’s Vice President – Operations.

•Scott A. Keller has been promoted to Senior Vice President – Business Development. Mr. Keller previously served as the Company’s Vice President – Marketing & Sales.

•Katherine Kokenes has been promoted to Vice President & Chief Accounting Officer. Ms. Kokenes previously served as the Company’s Chief Accounting Officer.

•Marc S. Noel has been promoted to Vice President – Sales & Marketing. Mr. Noel previously served as the Company’s Director of Marketing.

Anthony Gallegos, President and Chief Executive Officer of the Company commented, “I am very pleased to announce these promotions and I congratulate each one of these team members. Each of them has been instrumental in leading our Company, especially as we navigated an extremely difficult market environment during 2020. I am proud of what they have accomplished and look forward to their continued contributions toward executing our mission of providing the safest and most efficient contract drilling services in our industry”.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211